UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2004

ADESA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32198	35-1842546
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard Carmel, Indiana	46032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800)923-3725

Item 9.  Regulation FD Disclosure.

The following language is furnished pursuant to Item 9:

In ADESA, Inc.’s July 21, 2004 second quarter press release and on its earnings conference call held that day, ADESA provided full-year 2004 guidance from continuing operations in the range of $100 million to $105 million.  This range includes $25 million, net of tax, of estimated charges for nonrecurring transaction-related and debt prepayment expenses, and incremental interest and corporate expenses.  The majority of these expenses will be incurred in the second half of 2004.

Although sales volumes and revenue may vary from quarter to quarter due to changes in product mix and business cycles, the Company expects to achieve annual Adjusted EBITDA growth of 9% to 12% for 2004, exclusive of charges for non-recurring transactions and debt prepayment expenses, and incremental corporate expenses.

Please see the attached schedule for a reconciliation of EBITDA and Adjusted EBITDA to income from continuing operations, a comparable GAAP measure.

ADESA provides earnings guidance on a continuing operations basis because management believes that the presentation provides useful information to investors to assist them in evaluating the Company’s results period over period.  As a result, guidance does not reflect matters classified as discontinued operations.  In addition, the earnings guidance does not contemplate such future items as business development activities (including acquisitions), strategic developments (such as restructurings or dispositions of assets or investments) or significant litigation.  The timing and amounts of these items are highly variable, difficult to predict and of a size that could have a substantial impact on the Company’s reported results for a period.  Prospective quantification of these items is generally not reasonable.

Forward Looking Statements

This release includes forward-looking statements that are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors, many of which are outside the Company’s control, including general business conditions; market trends and competition; any business development activities, including acquisitions; economic conditions; litigation developments and the risk factors and other risks described in the Company’s Registration Statement on Form S-1 as declared effective on June 15, 2004.  As such, they involve risks, some of which are not currently known to the Company that could cause actual results to differ materially.  The Company does not undertake to update its forward-looking statements.

Summary of Charges

(in millions)

	Pre-tax	After Tax
Non-recurring transaction-related and debt prepayment expenses	$18	$11
Incremental corporate expenses	12	7
Incremental interest expense	11	7
Total charges	$41	$25

Reconciliation of EBITDA and Adjusted EBITDA

(in millions)

	2004 Range
	Low	High	2003

Income from continuing operations	$100	$105	$115
Add back:
Income taxes	65	68	75
Interest (1)	27	27	16
Depreciation and amortization	38	38	35
EBITDA	$230	$238	$241

Adjustments for non-recurring and incremental expenses:
Non-recurring gain on sale of assets	—	—	(3)
Non-recurring transaction-related and debt prepayment expenses (2)	18	18	—
Incremental corporate expenses (3)	12	12	—

Adjusted EBITDA	$260	$268	$238

(1)                                 2004 includes $11 million of incremental pre-tax interest expense ($7 million after tax) resulting from the recapitalization.

(2)                                 Transaction-related costs consist primarily of legal and professional fees associated with the initial public offering and anticipated separation from ALLETE.  Debt prepayment expenses consist of make-whole premiums related to the redemption of the Company’s senior notes and the write-off of related unamortized debt issuance costs.

(3)                                 Incremental corporate expenses consist of salaries, benefits and travel expenses due to the addition of corporate level personnel to support a stand-alone public company, professional fees, board of directors’ fees, investor relations expenses, and incremental insurance and treasury costs.

While the Company believes that earnings before interest, income taxes, depreciation and amortization (EBITDA) is an important financial measure, it is not presented as an alternative to operating income as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP).  We believe that EBITDA is an earnings measure and a useful supplement to income from continuing operations to assist management and to help investors analyze the Company’s financial performance and results of operations over time. This measure may not be comparable to similarly titled measures reported by other companies.  A reconciliation of income from continuing operations, the comparable GAAP measure, to EBITDA for each of the fiscal periods indicated is presented above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADESA, INC.

Date: July 23, 2004	By:	/s/	Cameron C. Hitchcock
Cameron C. Hitchcock,
Executive Vice President and
Chief Financial Officer